Exhibit 99.1

3232 McKinney Avenue, Suite 400 | Dallas, TX 75204 | p. 800.419.3191 | f. 877.592.1357 | archipelagolearning.com

May 16, 2012

Press Release – Immediate Release

Archipelago Learning Shareholders Approve Merger Agreement with PLATO® Learning

Dallas, TX – May 16, 2012 – Archipelago Learning, Inc. (NASDAQ: ARCL), a leading subscription-based, software-as-a-service (SaaS) provider of education products, today announced that its shareholders, at a special meeting held on May 16, 2012, approved the proposal to adopt the previously announced merger agreement, dated March 3, 2012, providing for the acquisition of Archipelago Learning by PLATO Learning.

At the special meeting of shareholders, there were 22,499,664 shares voted by proxy or in person, representing 85.40% of Archipelago Learning’s total outstanding shares as of the record date, April 11, 2012. With regards to the vote to approve the proposal to adopt the merger agreement, 22,499,664 shares were cast, representing 85.40% of the total outstanding shares of common stock of Archipelago Learning. 22,497,746 shares voted in favor of the proposal to adopt the merger agreement, representing 85.39% of the total outstanding shares and 99.99% of the total shares voted of Archipelago Learning, Inc. Final voting results for all proposals are available at http://investor.archipelagolearning.com.

The consummation of the acquisition of Archipelago Learning by PLATO Learning remains subject to the satisfaction or waiver of a number of customary closing conditions set forth in the merger agreement and discussed in detail in the definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission by Archipelago Learning, Inc. on April 13, 2012.

About Archipelago Learning, Inc.

Archipelago Learning (NASDAQ:ARCL) is a leading subscription-based, software-as-a-service (SaaS) provider of education products used by over 14.6 million students in approximately 38,100 schools throughout the United States, Canada, and the United Kingdom. Our comprehensive digital supplemental product suite uses technology to transform education by making rigorous learning fun, engaging, accessible, and affordable. For more information, please visit us at www.archipelagolearning.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding Archipelago Learning, Inc. (the “Company”). These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties discussed in our filings with the Securities and Exchange Commission, which could cause the Company’s actual results to differ materially from expected results or affect the ability of the Company and PLATO Learning to consummate the proposed transaction in a timely manner or at all. The Company undertakes no obligation to publicly update any forward-looking statement contained in this release, whether as a result of new information, future developments or otherwise, except as may be required by law.

ARCL-F

Investor and Media Contact:

Christy Linn

Christy.Linn@archlearning.com

214-397-0794 x7125

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